UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2019

VERUS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9841 Washingtonian Boulevard, #390

Gaithersburg, MD 20878

(Address of principal executive offices) (zip code)

(301) 329-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2019 (the “Closing Date”), Verus International, Inc. (the “Company”) entered into a Contribution and Sale Agreement (the “Agreement”) with Nutribrands Holdings, LLC, a wholly-owned subsidiary of the Company (“Nutribrands Holdings”), South Enterprise, LLC (“South Enterprise”), the members of South Enterprise (the “SE Members”), Nutribrands, LTDA (“Nutribrands” and together with South Enterprise, the “Companies” and each individually, a “Company”) and the equity holders of Nutribrands (the “NB Equity Holders” and together with the SE Members, the “Sellers”) and Rodrigo Nogueira, solely in his capacity as the Seller’s representative. Pursuant to the terms of the Agreement, on the Closing Date, the Sellers contributed all of their limited liability interests and equity interests (collectively, the “Interests”) in South Enterprise and Nutribrands, respectively, to Nutribrands Holdings in exchange for 49% of the membership interests of Nutribrand Holdings (the “Nutribrand Holdings Membership Interests”). Pursuant to the terms of the Agreement, until the five year anniversary of the Closing Date, the Companies may request that Nutribrands Holdings make available, Working Capital (as defined in the Agreement) for Qualified Transactions (as defined in the Agreement). Of such Working Capital, $1 million may be used by the Sellers for certain transaction fees. Furthermore, the Company has agreed to provide certain Working Capital Financing (as defined in the Agreement) for Qualified Transactions, and to the extent that the Company does not provide such Working Capital Financing and fails to fund the Qualified Transactions, the Sellers shall have the right to terminate the Agreement and the Holdings LLC Agreement (as defined in the Agreement). Moreover, upon the expiration of the Measurement Period (as defined the Agreement), if the Companies fail to meet or exceed the Projections (as defined in the Agreement) with respect to the end of the Measurement Period, Nutribrands Holdings shall have the right to redeem or the Company shall have the right to acquire, and the Sellers shall have the obligation to transfer, pursuant to the Holdings LLC Agreement, the Nutribrands Holdings Membership Interests having an aggregate value (based on the value assigned to such interests on the Closing Date) equal to the amount of the shortfall of the actual revenue of the Company for the trailing 12 month period ending on the fifth anniversary of the Closing Date and the projected revenue for such trailing 12 month period included in the Projections. Furthermore, pursuant to the Agreement, beginning one year after the Closing Date, until the five-year anniversary thereof, the Sellers shall have the opportunity to receive an annual dividend of up to $4.5 million per year based upon the cumulative consolidated financial performance of the Companies; provided, however, such dividend shall not exceed an aggregate of $18 million.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.01 by reference.

Item 8.01 Other Events.

On November 4 2019, the Company issued a press release announcing the acquisition of the Companies. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired.

In accordance with Item 9.01(a)(4) of Form 8-K the financial statements required under this Item 9.01 will be filed by amendment to this Current Report on Form 8-K no later than 75 days after the completion of the acquisition.

(b)	Pro forma financial information.

In accordance with Item 9.01(b)(2) of Form 8-K the financial statements required under this Item 9.01 will be filed by amendment to this Current Report on Form 8-K no later than 75 days after the completion of the acquisition.

(d) Exhibits

10.1	Contribution and Sale Agreement dated October 30, 2019

99.1	Press release dated November 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verus International, Inc.

Dated: November 4, 2019	/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chief Executive Officer